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Exhibit 11

                          FORM OF EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (this "AGREEMENT"), dated as of [the Closing Date], is by and between GOLDEN ACQUISITION CORP., a Delaware corporation (the
"EMPLOYER") and [            ]("EXECUTIVE"). Capitalized terms used herein but
not otherwise defined herein shall have the meanings ascribed to them in that certain Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated as of February 23, 2000, by and among Gyrus Group Plc, a public limited company existing under the laws of England and Wales ("PARENT"), the Employer and Everest Medical Corporation, a Minnesota corporation (the "COMPANY").

    WHEREAS, pursuant to the terms of the Merger Agreement, at the Effective Time, the Company was merged (the "Merger") with and into the Employer, with the Employer as the surviving corporation of the Merger;

    WHEREAS, prior to the Effective Time, the Executive was the [            ]
of the Company;

    WHEREAS, the Executive, in his role with the Company, had integral knowledge of the Company's operations, policies, customers, personnel and community;

    WHEREAS, the Employer believes that the Executive's services are necessary to facilitate a smooth, sound and nondisruptive transition following the Merger and to facilitate the effective operation of the Employer thereafter;

    NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

    Section1. FREEDOM TO CONTRACT. The Executive represents that he is free to enter into this Agreement and that he has not made and will not make any agreement in conflict with this Agreement.

    Section2. EMPLOYMENT.

        (a) The Employer hereby agrees to employ Executive as its
    [            ], upon the terms and conditions set forth in this Agreement.
    Executive agrees that he will, at all times, faithfully, industriously and, to the best of his ability, experience and talents, perform all the duties
    and responsibilities that may be required of him as [            ].

        (b) Duties. Subject to the general direction of the Board of Directors of the Employer (the "Board"), the Executive shall perform such duties
    consistent with the Executive's position as [            ], as may be
    requested from time to time by the President and Chief Executive Officer of the Employer. While employed by the Employer hereunder, the Executive shall devote his full business time and best efforts, judgment, skill and knowledge exclusively to the advancement of the Employer's interests and to the discharge of his duties and responsibilities for the Employer. While employed by the Employer hereunder, the Executive shall not engage in any other business activity, except as approved by the President and Chief Executive Officer in writing. It is agreed, however, that the provisions of this Section 2(b) shall not be violated by the Executive's holding of directorships or related positions in charitable, educational or not-for-profit organizations which do not involve substantial time commitments or by passive personal investment activities, provided that such positions and activities are not in conflict, and do not otherwise interfere, with the Executive's duties and responsibilities to the Employer.

    Section3. TERM OF EMPLOYMENT. Subject to early termination pursuant to Section7 hereof, the term of employment of the Executive hereunder shall commence on the Closing Date and shall continue until the third anniversary thereafter (the "Term"), continuing thereafter on a month to month basis until terminated by either party by written notice to the other given at least thirty
(30) days prior to such termination.

    Section4. BASE COMPENSATION. The Employer shall pay the Executive, in accordance with the Employer's payroll practices, a base salary (the "BASE SALARY"). The Base Salary will be paid at an annual rate of

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$[      ] [TO BE 10% INCREASE OVER CURRENT SALARIES OF EACH EXECUTIVE WITH
COMPANY]. The Base Salary may be increased from time to time in the discretion of the Board of Directors of the Employer and is in addition to the other benefits set forth herein.

    Section5. STOCK OPTION PLAN. During the Term, the Executive shall be entitled to participate in a stock option plan adopted by Parent or the Employer after the date hereof for employees of the Employer.

    Section6. OTHER BENEFITS. During the term of his Agreement, Executive shall be eligible to receive or participate in all of the insurance, vacation, benefit plans and miscellaneous benefits received by other similarly-situated employees, subject to the right of the Employer to make such changes in the benefits as it may make for similarly-situated employees generally from time to time.

    Section7. TERMINATION. Notwithstanding Section3 hereof, the Executive's employment hereunder shall earlier terminate:

        (a) Death or Disability. Upon the death of the Executive during the term of his employment hereunder or, at the option of the Employer, in the event of the Executive's disability, upon thirty (30) days' written notice from the Employer. The Executive shall be deemed disabled if the Executive is unable to perform his duties under this Agreement for ninety
    (90) successive days.

        (b) For Cause. For "Cause" immediately upon written notice by the Employer to the Executive. For purposes of this Agreement, a termination shall be for Cause if any one or more of the following has occurred:

           (i) the Executive shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude;

           (ii) commission of any act of fraud or dishonesty in connection with the affairs of the Employer;

          (iii) commission of any gross misdemeanor in connection with the affairs of the Employer;

           (iv) intentional disobedience with regard to, or failure to comply with, courses of action or policies approved by the Employer which have been communicated to Executive; or

           (v) Executive's willful breach of the terms of this Agreement or habitual neglect of his duties hereunder.

        (c) WITHOUT CAUSE. Upon written notice by the Employer to the Executive for any reason without Cause.

        (d) RESIGNATION. Upon thirty (30) days' written notice by the Executive to the Employer.

        (e) RIGHTS AND REMEDIES ON TERMINATION.

           (i) If the Executive's employment hereunder is terminated by the Employer (A) pursuant to Section7(a), or (B) without Cause pursuant to Section7(c), then in each case, the Executive shall be entitled to receive payment, in accordance with the Employer's then current payroll practices, of the Executive's Base Salary in effect at the time of such termination until the date which is twelve (12) months after such termination.

           (ii) If the Executive's employment is terminated other than pursuant to termination by the Employer (A) pursuant to Section7(a), or
       (B) without Cause pursuant to Section7(c) hereof, the Executive shall only be entitled to receive payment of his Base Salary through the date of termination.

          (iii) Except as otherwise set forth in this Section7(e), the Executive shall not be entitled to any severance or other compensation after termination.

    8. CONFIDENTIAL INFORMATION.

        (a) The Executive shall not, during or after his term of employment, use or divulge or communicate to any person, other than with proper authority, any of the trade secrets or other

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    confidential information of, or relating to, the Employer or any of the
    Employer's affiliates, including Parent, including but not limited to details of customers, potential customers, consultants, suppliers, potential suppliers, designs, product details, future product details, prices, discounting arrangements, specific product applications, existing trade arrangements, terms of business and those in the course of negotiation, operating systems, pricing and fee structures, financial information, inventions, research and development activities and surgical techniques which the Executive may have created, developed, received, obtained or had access to while employed by the Employer or Company.

        (b) The Executive shall not during the term of his employment with the Employer, make, other than for the benefit of the Employer, any records (whether recorded on paper, computer memory or discs or otherwise) relating to any matter within the scope of the business of the Employer or Parent or concerning any of its or their operations nor, either during the term of his employment with the Employer or thereafter, use or permit to be used any such records otherwise than for the benefit of the Employer, it being understood by the Executive that all such records (and copies thereof) in the possession or control of the Executive shall be the property of the Employer. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Employer or the Executive, the Executive shall deliver to the Employer all such records (and copies thereof).

    9. NON-COMPETITION.

        (a) In further consideration of the Employer's obligations hereunder, during the term of the Executive's employment hereunder until the date which is one (1) year after termination of the Executive's employment hereunder, the Executive will not, directly or indirectly, alone or in any capacity with another legal entity, (i) engage, contribute, assist or in any way participate in any activity involving or connected with the manufacture or distribution of electrosurgical medical devices that is directly competitive with the Employer or Parent, wherever located, including products that are in development for commercialization or identified in Employer's or Parent's present or future business plan, (ii) contact or in any way interfere or attempt to interfere with the relationship of the Employer with any current or potential customer of the Employer, or (iii) solicit or encourage any officer, employee or consultant of the Employer to leave its employ for employment by or with any other employer.

        (b) If at any time the provisions of this Section9 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section9 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

    10. SPECIFIC PERFORMANCE. Executive acknowledges that a breach of this Agreement would cause the Employer irreparable injury and damage which could not be remedied or adequately compensated by damages at law; therefore, Executive expressly agrees that the Employer shall be entitled, in addition to any other remedies legally available, to injunctive and/or other equitable relief to prevent a breach of this Agreement.

    11. MISCELLANEOUS.

        (a) Waiver by the Employer of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

        (b) This Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and, as to Executive, his heirs, personal representatives, estate, legatees and assigns.

        (c) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements whether written or oral relating hereto.

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        (d) This Agreement shall be governed by and construed under the laws of the State of Minnesota.

    IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

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
                                                       GOLDEN ACQUISITION CORP.

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                            -----------------------------------------
                                                            EXECUTIVE
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